NEWS RELEASE
Lumen Technologies Reports Solid Fourth Quarter and Full Year 2025 Results; Completes AT&T Transaction, Strengthening Balance Sheet and Advancing Enterprise Focus

Delivers revenue, Adjusted EBITDA and free cash flow in line with expectations as Lumen sharpens focus on high-value enterprise growth
Signs additional $2.5B in PCF contracts and grows NaaS customer base, showing continued momentum on company’s return to growth

DENVER, Feb. 3, 2026 — Lumen Technologies (NYSE: LUMN) reported results for the fourth quarter and full year ended Dec. 31, 2025.

•AT&T Transaction Closes: Completed the $5.75 billion transaction with AT&T, reducing total debt by over $4.8 billion and net leverage by a full turn to below 4x. Annual interest expense is down nearly 45% vs. 2025 levels, and capex is reduced by over $1 billion, increasing flexibility to invest in network modernization and growth initiatives.

•Financial Performance: Adjusted EBITDA landed at the high end of our guidance range, despite the one-time giveback associated with the FCC's Rural Digital Opportunity Fund in Q2 2025. Free cash flow remained solid, even before the expected $400 million tax refund anticipated in the first half of 2026.

•Operational Execution: Exceeded cost reduction target, ending the year with over $400 million in run-rate savings. The company is on track for $700 million of cost savings exiting 2026 and targeting $1 billion exiting 2027, driving expected Adjusted EBITDA growth and supporting its strategy to modernize the network for AI.

•Growth Pivot: NA Enterprise grow revenue hit 52% in Q4, surpassing nurture and harvest segments and highlighting our improving business mix. PCF sales reached nearly $13 billion, while NaaS customers grew 29%, highlighting strong demand for on-demand, programmable network services in the AI, multi-cloud world.

“The combination of a solid fourth quarter and the close of the AT&T transaction marks a defining moment for Lumen and strengthens our foundation for growth,” said Lumen CEO Kate Johnson. “We’re emerging as a simpler, more focused enterprise company with a stronger balance sheet and greater flexibility to invest in our strategy to modernize the physical network, scale our digital platform, and help customers move data quickly, securely, and effortlessly to thrive in the AI era. This is how we create value for our customers and shareholders.”

Fourth Quarter 2025 Highlights
•Revenues of $3.041 billion for the fourth quarter 2025
•Reported Net Cash Provided by Operating Activities of $562 million for the fourth quarter 2025 compared to Net Cash Provided by Operating Activities for the fourth quarter 2024 of $688 million1
•Generated Free Cash Flow1 of $(765) million for the fourth quarter 2025, excluding cash paid for Special Items of $317 million, compared to Free Cash Flow of $(174) million2 for the fourth quarter 2024, excluding cash paid for Special Items of $53 million
1 Represents a non-GAAP measure as later defined below under "Descriptions of Non-GAAP Metrics".

•Reported Net Loss of $(2) million for the fourth quarter 2025, compared to reported Net Income of $85 million for the fourth quarter 2024
•Reported diluted loss per share of $0.00 for the fourth quarter 2025, compared to diluted earnings per share of $0.09 for the fourth quarter 2024. Excluding Special Items1, diluted earnings per share was $0.23 for the fourth quarter 2025, compared to $0.09 diluted earnings per share for the fourth quarter 2024
•Generated Adjusted EBITDA1 of $767 million for the fourth quarter 2025, compared to $1.052 billion for the fourth quarter 2024, excluding the effects of Special Items of $280 million and $132 million, respectively
Full Year 2025 Highlights
•Revenues of $12.402 billion for the full year 2025
•Reported Net Cash Provided by Operating Activities of $4.738 billion for the full year 2025 compared to Net Cash Provided by Operating Activities for the full year 2024 of $4.333 billion2
•Generated Free Cash Flow1 of $1.041 billion for the full year 2025, excluding cash paid for Special Items of $670 million, compared to Free Cash Flow of $1.386 billion2 for the full year 2024, excluding cash paid for Special Items of $284 million
•Reported Net Loss of $(1.739) billion for the full year 2025, compared to reported Net Loss of $(55) million for the full year 2024
•Reported diluted loss per share of $(1.75) for the full year 2025, compared to diluted loss per share of $(0.06) for the full year 2024. Excluding Special Items1, diluted loss per share was $(0.13) for the full year 2025, compared to $(0.21) diluted loss per share for the full year 2024
•Generated Adjusted EBITDA1 of $3.360 billion for the full year 2025, compared to $3.939 billion for the full year 2024, excluding the effects of Special Items of $747 million and $494 million, respectively
2 Includes the impact of (i) $170 million voluntary pension contribution in the third quarter 2024 and (ii) $700 million in cash tax refund received in Q1 2024

Financial Results

Metric, as reported	Fourth Quarter		Full Year
($ in millions, except per share data)	2025	2024	2025	2024
Large Enterprise	$758	764	$2,979	3,039
Mid-Market Enterprise	472	531	1,973	2,212
Public Sector	457	556	1,904	1,856
North America Enterprise Channels	1,687	1,851	6,856	7,107
Wholesale	661	717	2,714	2,886
North America Business Revenue	2,348	2,568	9,570	9,993
International and Other	77	92	325	373
Business Segment Revenue	2,425	2,660	9,895	10,366
Mass Markets Segment Revenue	616	669	2,507	2,742
Total Revenue	$3,041	3,329	$12,402	13,108
Cost of Services and Products	1,627	1,706	6,638	6,703
Selling, General and Administrative Expenses	940	711	3,199	2,972
Net Loss on Sale of Business	—	—	17	—
Stock-based Compensation Expense	13	8	48	29
Net (Loss) Income	(2)	85	(1,739)	(55)
Net Income (Loss), Excluding Special Items(1)(2)	229	93	(126)	(205)
Adjusted EBITDA(1)	487	920	2,613	3,445
Adjusted EBITDA, Excluding Special Items(1)(3)	767	1,052	3,360	3,939
Net (Loss) Income Margin	(0.1)%	2.6%	(14.0)%	(0.4)%
Net Income (Loss) Margin, Excluding Special Items(1)(2)	7.5%	2.8%	(1.0)%	(1.6)%
Adjusted EBITDA Margin(1)	16.0%	27.6%	21.1%	26.3%
Adjusted EBITDA Margin, Excluding Special Items(1)(3)	25.2%	31.6%	27.1%	30.1%
Net Cash Provided by Operating Activities	562	688	4,738	4,333
Capital Expenditures	1,644	915	4,367	3,231
Unlevered Cash Flow(1)	(859)	112	1,518	2,228
Unlevered Cash Flow, Excluding Cash Special Items(1)(4)	(542)	165	2,188	2,512
Free Cash Flow(1)	(1,082)	(227)	371	1,102
Free Cash Flow, Excluding Cash Special Items(1)(4)	(765)	(174)	1,041	1,386
Net Income (Loss) per Common Share - Diluted	$—	0.09	$(1.75)	(0.06)
Net Income (Loss) per Common Share - Diluted, Excluding Special Items(1)(2)	$0.23	0.09	$(0.13)	(0.21)
Weighted Average Shares Outstanding (in millions) - Diluted	996.4	989.8	994.5	987.7
(1) See the attached schedules for definitions of non-GAAP metrics and reconciliations to GAAP figures.
(2) Excludes Special Items (net of the income tax effect thereof), in the amounts of (i) $231 million and $1.6 billion for the fourth quarter and full year 2025 and (ii) $8 million and $(150) million for the fourth quarter and full year 2024.

(3) Excludes Special Items in the amounts of (i) $280 million and $747 million for the fourth quarter and full year 2025 and (ii) $132 million and $494 million for the fourth quarter and full year 2024.

(4) Excludes cash paid for Special Items in the amounts of (i) $317 million and $670 million for the fourth quarter and full year 2025 and (ii) $53 million and $284 million for the fourth quarter and full year 2024.

Revenue	Fourth Quarter	Fourth Quarter	QoQ Percent	Full Year	Full Year	YoY Percent
($ in millions)	2025	2024	Change	2025	2024	Change
Revenue By Sales Channel
Large Enterprise	$758	764	(1)%	$2,979	3,039	(2)%
Mid-Market Enterprise	472	531	(11)%	1,973	2,212	(11)%
Public Sector	457	556	(18)%	1,904	1,856	3%
North America Enterprise Channels	1,687	1,851	(9)%	6,856	7,107	(4)%
Wholesale	661	717	(8)%	2,714	2,886	(6)%
North America Business Revenue	2,348	2,568	(9)%	9,570	9,993	(4)%
International and Other	77	92	(16)%	325	373	(13)%
Business Segment Revenue	2,425	2,660	(9)%	9,895	10,366	(5)%
Mass Markets Segment Revenue	616	669	(8)%	2,507	2,742	(9)%
Total Revenue	$3,041	3,329	(9)%	$12,402	13,108	(5)%
Business Segment Revenue by Product Category
Grow	$1,172	1,177	—%	$4,595	4,376	5%
Nurture	590	704	(16)%	2,501	2,959	(15)%
Harvest	479	575	(17)%	2,064	2,275	(9)%
Subtotal	2,241	2,456	(9)%	9,160	9,610	(5)%
Other	184	204	(10)%	735	756	(3)%
Business Segment Revenue	$2,425	2,660	(9)%	$9,895	10,366	(5)%

Revenue
Total Revenue was $3.041 billion for the fourth quarter 2025, compared to $3.329 billion for the fourth quarter 2024.

Cash Flow
Free Cash Flow, excluding Special Items, was $(765) million in the fourth quarter 2025, compared to $(174) million in the fourth quarter 2024.

Liquidity

As of Dec. 31, 2025, Lumen had cash and cash equivalents of $1.003 billion.

2026 Financial Outlook
The Company issued its full-year 2026 financial outlook, which is detailed below:

Metric (1)(2)(3)	Outlook
Adjusted EBITDA	$3.1 to $3.3 billion
Free Cash Flow	$1.2 to $1.4 billion
Net Cash Interest	$650 to $750 million
Capital Expenditures	$3.2 to $3.4 billion
Cash Income Taxes (Refunded) Paid	($350) to ($450) million
(1) For definitions of non-GAAP metrics and reconciliations to GAAP figures, see the attached schedules and our Investor Relations website.
(2) Outlook measures in this chart and the accompanying schedules (i) exclude the effects of Special Items, goodwill impairment, future changes in our operating or capital allocation plans, unforeseen changes in regulation, laws or litigation, and other unforeseen events or circumstances impacting our financial performance and (ii) speak only as of Feb. 3, 2026. See “Forward-Looking Statements.”

(3) Reflects our expectation of receiving a $400 million refund from recent tax legislation in the first half of 2026 (which could be delayed by a prolonged shutdown of the U.S. government). Excludes the taxes related to the Fiber-to-the-Home divestiture.

Investor Call
Lumen’s management team will host a conference call at 5:00 p.m. ET today, Feb. 3, 2026. The conference call will be streamed live over the Lumen website at ir.lumen.com. Additional information regarding fourth quarter 2025 results, including the presentation materials, will be available on the Investor Relations website prior to the call. A webcast replay of the call will also be available on our website for one year.

Media Relations Contacts:		Investor Relations Contact:
Anita Gomes	Joe Goode	Jim Breen, CFA
anita.gomes@lumen.com	joseph.goode@lumen.com	investor.relations@lumen.com
+1 858-229-8538	+1 781-799-6048	+1 603-404-7003

About Lumen Technologies:
Lumen is unleashing the world's digital potential. We ignite business growth by connecting people, data, and applications – quickly, securely, and effortlessly. As the trusted network for AI, Lumen uses the scale of our network to help companies realize AI's full potential. From metro connectivity to long-haul data transport to our edge cloud, security, managed service, and digital platform capabilities, we meet our customers’ needs today and as they build for tomorrow.

For news and insights visit news.lumen.com, LinkedIn: /lumentechnologies, X: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies and YouTube: /lumentechnologies. Lumen and Lumen Technologies are registered trademarks of Lumen Technologies LLC in the United States. Lumen Technologies LLC is a wholly-owned affiliate of Lumen Technologies, Inc.

Forward-Looking Statements
Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” “will,” and similar expressions with respect to the future are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protections thereunder. The forward-looking statements included in this press release including without limitation statements regarding our future financial results of operations, cash flows, or financial condition, our transformation strategy, our modernization efforts and our competitive position, and the assumptions on which they are based are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect. Factors that could cause our actual results to differ materially from those anticipated, estimated, projected or implied by us in those forward-looking statements include but are not limited to: the effects of intense competition from a wide variety of competitive providers, including decreased demand for our more mature service offerings and increased pricing pressures; the effects of new, emerging or competing technologies, including those that could make our products less desirable or obsolete; our ability to successfully and timely attain our key operating imperatives, including attaining projected cost savings, simplifying and consolidating our network, simplifying, and automating our service support systems, attaining our infrastructure buildout targets, replacing aging or obsolete plant and equipment, and strengthening our relationships with customers; our ability to successfully and timely monetize our network related assets through leases, commercial service arrangements or similar transactions (including as part of our Private Connectivity FabricSM solutions), including the possibility that the benefits of or demand for these transactions may be less than anticipated, that the costs thereof may be more than anticipated, or that we may be unable to satisfy any conditions of any such transactions in a timely manner, or at all; our ability to safeguard our network, and to avoid the adverse impact of cyber-attacks, security breaches, service outages, system failures, or similar events impacting our network or the availability and quality of our services; the effects of ongoing changes in the regulation of the communications industry, including the outcome of legislative, regulatory, or judicial proceedings relating to content liability standards, intercarrier compensation, universal service, service standards and obligations, broadband deployment, data protection, network security, privacy, and net neutrality; our ability to generate cash flows sufficient to fund our financial commitments and objectives, including our capital expenditures, operating costs, debt obligations, taxes, and pension contributions and other benefits payments; our ability to effectively retain and hire key personnel and to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; our ability to successfully adjust to changes in customer demand for our products and services, including increased demand for high-speed data transmission services, low-latency connectivity, and scalable infrastructure driven largely by the growth of artificial intelligence applications and workloads, and the risk that we may misjudge the timing, scale, or nature of such demand, leading to potential misalignment of our investments or strategic priorities; our ability to enhance our growth products and manage the decline of our legacy products, including by maintaining the quality and profitability of our existing offerings, introducing profitable new offerings on a timely and cost-effective basis, and transitioning customers from our legacy products to our newer offerings; our ability to successfully and timely implement our corporate strategies, including our transformation, modernization and simplification, buildout and deleveraging strategies; our ability to successfully consummate and timely realize the anticipated benefits from the recently completed sale of our Mass Markets fiber-to-the-home business in 11 states to AT&T; our ability to successfully and timely realize the anticipated benefits from our 2022 and 2023 divestitures, our 2024 debt modification and extinguishment transactions, and our 2025 debt refinancing transactions, in each case as described in our prior reports filed with the U.S. Securities and Exchange Commission (the "SEC"); changes in our operating plans, corporate strategies, or capital allocation plans, whether based upon changes in our cash flows, cash requirements, financial performance, financial position, market or regulatory conditions, or otherwise; the impact of any future material acquisitions or divestitures that we may transact, including our recently completed sale of our Mass Markets fiber-to-the-home business in 11 states; the negative impact of increases in the costs of our pension, healthcare, post-employment, or other benefits, including those caused by changes in capital markets, interest rates, mortality rates, demographics, or regulations; the impact of events that harm our reputation or brands, including the potential negative impact of customer or shareholder complaints, government investigations, security breaches, or service outages impacting us or our industry; adverse changes in our access to credit markets on acceptable terms, whether caused by unstable markets, debt covenant restrictions, changes in our financial position, lower credit ratings, or otherwise; our ability to meet the terms and conditions of our debt obligations and covenants, including our ability to make transfers of cash in compliance therewith; our ability to maintain favorable relations with our security holders, key business partners, suppliers, vendors, landlords, or lenders; our ability to timely obtain necessary hardware, software, equipment, services, governmental permits, and other items on favorable terms; the potential adverse effects arising out of allegations regarding the release of hazardous materials into the environment from network assets owned or operated by us or our predecessors, including any resulting governmental actions, removal costs, litigation, compliance costs, or penalties; our ability to collect our receivables from, or continue to do business with, financially-troubled customers; our ability to continue to use intellectual property necessary to conduct our operations; any adverse developments in legal or regulatory proceedings involving us; changes in tax, trade, tariff, pension, healthcare, or other laws or regulations, in governmental support programs, or in general government funding levels, including any adverse impact of a prolonged shutdown of the U.S. government; our ability to use our net operating loss carryforwards in the amounts projected and to fully realize any anticipated benefits from recently-enacted federal tax legislation; the effects of changes in accounting policies, practices, or assumptions, including changes that could potentially require additional future impairment charges; the effects of adverse weather, terrorism, epidemics, pandemics, war, rioting, vandalism, societal unrest, political discord, or other natural or man-made disasters or disturbances; the potential adverse effects if our internal controls over financial reporting have weaknesses or deficiencies, or otherwise fail to operate as intended; the effects of changes in interest rates or inflation; the effects of more general factors such as changes in exchange rates, in operating costs, in public policy, in the views of financial analysts, or in general market, labor, economic, public health, or geopolitical conditions; and other risks referenced in our filings with the SEC. Additional factors or risks that we currently deem immaterial, that are not presently known to us, or that arise in the future could also cause our actual results to differ materially from our expected results. Given these uncertainties, investors are cautioned not to unduly rely upon our forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Furthermore, any information about our intentions contained in any of our forward-looking statements reflects our intentions as of the date of such forward-looking statement, and is based upon, among other things, our assessment of regulatory, technological, industry, competitive, economic, and market conditions as of such date. We may change our intentions, strategies or plans (including our capital allocation plans) at any time and without notice, based upon any changes in such factors or otherwise.

Reconciliation to GAAP
This release includes certain historical and forward-looking non-GAAP financial measures, including but not limited to Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Unlevered Cash Flow and adjustments to GAAP and non-GAAP measures to exclude the effect of Special Items.
In addition to providing key metrics for management to evaluate the Company’s performance, we believe these above-described measurements assist investors in their understanding of period-to-period operating performance and in identifying historical and prospective trends.
Reconciliations of non-GAAP financial measures to the most comparable GAAP measures are included in the attached financial schedules. Non-GAAP measures are not presented to be replacements or alternatives to the GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. Lumen may present or calculate its non-GAAP measures differently from other companies.

Lumen Technologies, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2025 AND 2024
(UNAUDITED)
($ in millions, except per share amounts; shares in thousands)
	Three months ended December 31,		(Decrease) / Increase	Twelve months ended December 31,		(Decrease) / Increase
	2025	2024		2025	2024
OPERATING REVENUE	$3,041	3,329	(9)%	12,402	13,108	(5)%
OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	1,627	1,706	(5)%	6,638	6,703	(1)%
Selling, general and administrative	940	711	32%	3,199	2,972	8%
Net loss on sale of business	—	—	nm	—	17	nm
Depreciation and amortization	674	758	(11)%	2,749	2,956	(7)%
Goodwill impairment	—	—	nm	628	—	nm
Total operating expenses	3,241	3,175	2%	13,214	12,648	4%
OPERATING (LOSS) INCOME	(200)	154	nm	(812)	460	nm
OTHER (EXPENSE) INCOME
Interest expense	(280)	(357)	(22)%	(1,284)	(1,372)	(6)%
Net (loss) gain on early retirement of debt	(74)	71	nm	(740)	348	nm
Other income, net	45	13	nm	120	334	(64)%
Total other expense, net	(309)	(273)	13%	(1,904)	(690)	176%
Income tax benefit	507	204	149%	977	175	nm
NET (LOSS) INCOME	$(2)	85	nm	(1,739)	(55)	nm

BASIC (LOSS) INCOME PER SHARE	$—	0.09	nm	(1.75)	(0.06)	nm
DILUTED (LOSS) INCOME PER SHARE	$—	0.09	nm	(1.75)	(0.06)	nm

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	996,382	989,831	1%	994,548	987,680	1%
Diluted	996,382	989,831	1%	994,548	987,680	1%

Exclude: Special Items(1)	$231	8	nm	1,613	(150)	nm
NET INCOME (LOSS) EXCLUDING SPECIAL ITEMS	$229	93	146%	(126)	(205)	(39)%
DILUTED EARNINGS (LOSS) PER SHARE EXCLUDING SPECIAL ITEMS	$0.23	0.09	156%	(0.13)	(0.21)	(38)%

(1) Excludes the Special Items described in the accompanying Non-GAAP Special Items table, net of the income tax effect thereof.
nm - Percentages greater than 200% and comparisons between positive and negative values are considered not meaningful.

Lumen Technologies, Inc.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2025 AND DECEMBER 31, 2024
(UNAUDITED)
($ in millions)
	December 31, 2025	December 31, 2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,003	1,889
Accounts receivable, less allowance of $67 and $59	1,314	1,231
Assets held for sale	4,285	24
Other	1,307	1,250
Total current assets	7,909	4,394
Property, plant and equipment, net of accumulated depreciation of $23,744 and $23,121	19,575	20,421
GOODWILL AND OTHER ASSETS
Goodwill	—	1,964
Other intangible assets, net	4,463	4,806
Other, net	2,395	1,911
Total goodwill and other assets	6,858	8,681
TOTAL ASSETS	$34,342	33,496
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$88	412
Accounts payable	1,508	749
Accrued expenses and other liabilities
Salaries and benefits	854	716
Income and other taxes	279	272
Current operating lease liabilities	266	253
Interest	149	197
Other	203	179
Liabilities held for sale	38	—
Current portion of deferred revenue	1,005	861
Total current liabilities	4,390	3,639
LONG-TERM DEBT	17,353	17,494
DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes, net	2,270	2,890
Benefit plan obligations, net	2,103	2,205
Deferred revenue	6,406	3,733
Other	2,937	3,071
Total deferred credits and other liabilities	13,716	11,899
STOCKHOLDERS' (DEFICIT) EQUITY
Common stock	19,185	19,149
Accumulated other comprehensive loss	(601)	(723)
Accumulated deficit	(19,701)	(17,962)
Total stockholders' (deficit) equity	(1,117)	464
TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY	$34,342	33,496

Lumen Technologies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
TWELVE MONTHS ENDED DECEMBER 31, 2025 AND 2024
(UNAUDITED)
($ in millions)
	Twelve months ended December 31,
	2025	2024
OPERATING ACTIVITIES
Net loss	$(1,739)	(55)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,749	2,956
Net loss on sale of business	—	17
Goodwill impairment	628	—
Impairment of long-lived asset	109	83
Deferred income taxes	(705)	(209)
Provision for uncollectible accounts	70	72
Net loss (gain) on early retirement and modification of debt	740	(348)
Debt modification costs and related fees	—	(79)
Gain on sale of investment	—	(205)
Stock-based compensation	48	29
Changes in current assets and liabilities, net	582	(68)
Retirement benefits	30	(181)
Changes in deferred revenue	2,673	1,763
Changes in other noncurrent assets and liabilities, net	(525)	655
Other, net	78	(97)
Net cash provided by operating activities	4,738	4,333
INVESTING ACTIVITIES
Capital expenditures	(4,367)	(3,231)
Proceeds from sale of property, plant and equipment, and other assets	47	366
Other, net	15	35
Net cash used in investing activities	(4,305)	(2,830)
FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	8,158	1,325
Payments of long-term debt	(8,818)	(2,678)
Net payments of revolving line of credit	—	(200)
Debt issuance and extinguishment costs and related fees	(645)	(283)
Other, net	(14)	(15)
Net cash used in financing activities	(1,319)	(1,851)
Net decrease in cash, cash equivalents and restricted cash	(886)	(348)
Cash, cash equivalents and restricted cash at beginning of period	1,900	2,248
Cash, cash equivalents and restricted cash at end of period	$1,014	1,900

Cash, cash equivalents and restricted cash:
Cash and cash equivalents	$1,003	1,889
Restricted cash	11	11
Total	$1,014	1,900

Lumen Technologies, Inc.
OPERATING METRICS
(UNAUDITED)

Operating Metrics	4Q25	3Q25	4Q24
Mass Markets broadband subscribers
(in thousands)
Fiber broadband subscribers	1,222	1,190	1,077
Other broadband subscribers(1)	1,159	1,227	1,469
Mass Markets total broadband subscribers(2)	2,381	2,417	2,546

Mass Markets broadband enabled units(3)
(in millions)
Fiber broadband enabled units	4.6	4.5	4.2
Other broadband enabled units	17.4	17.5	17.8
Mass Markets total broadband enabled units	22.0	22.0	22.0

(1) Other broadband subscribers are customers that primarily subscribe to lower speed copper-based broadband services marketed under the CenturyLink brand.
(2) Mass Markets broadband subscribers are customers that purchase broadband connection service through their existing telephone lines, stand-alone telephone lines, or fiber-optic cables. Our methodology for counting our Mass Markets broadband subscribers includes only those lines that we use to provide services to external customers and excludes lines used solely by us and our affiliates. It also excludes unbundled loops and includes stand-alone Mass Markets broadband subscribers. We count lines when we install the service. Other companies may use different methodologies.

(3) Represents the total number of units capable of receiving our broadband services at period end. Other companies may use different methodologies to count their broadband enabled units.

Description of Non-GAAP Metrics

Pursuant to Regulation G and Item 10(e) of Regulation S-K, the Company is hereby providing definitions of non-GAAP financial metrics and reconciliations to the most directly comparable GAAP measures.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the Company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis.

We use the term Special Items as a non-GAAP measure to describe items that impacted a period’s statement of operations for which investors may want to give special consideration due to their magnitude, nature or both. We do not call these items non-recurring because, while some are infrequent, others may recur in future periods.

The largest components of our Special Items reflected in this release are one-time or unusual charges, including charges for goodwill impairment and gains or losses associated with the early retirement of debt or sale of investments. The other main components of our Special Items include Modernization and Simplification costs, Transaction and Separation costs, and Income from Transition and Separation Services. Modernization and Simplification costs are associated with a multi-year transformation initiative to streamline our network infrastructure, product portfolio, and IT systems, and to modernize our workforce to deliver $1 billion in annualized cost savings on a run-rate basis exiting 2027. Transaction and Separation costs are primarily associated with providing certain transition services in connection with our divestitures and costs related to certain debt transactions which were unusual and infrequent. Income from Transition and Separations Services includes charges we have billed for certain services provided to the purchasers in connection with our recent divestitures. Other primarily includes the recognition of previously deferred gain on our sale of select CDN contracts and the recognition of losses on disposal of certain operating assets.

Adjusted EBITDA ($) is defined as net income (loss) from the Statements of Operations before income tax (expense) benefit, total other income (expense), depreciation and amortization, stock-based compensation expense and impairments.

Adjusted EBITDA Margin (%) is defined as Adjusted EBITDA divided by total revenue.

Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of our internal reporting and are key measures used by management to evaluate profitability and operating performance of Lumen and to make resource allocation decisions. Management believes such measures are especially important in a capital-intensive industry such as telecommunications. Management also uses Adjusted EBITDA and Adjusted EBITDA Margin (and similarly uses these terms excluding Special Items) to compare our performance to that of our competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period our ability to fund capital expenditures, fund growth, service debt and determine bonuses. Adjusted EBITDA excludes non-cash stock compensation expense and impairments because of the non-cash nature of these items. Adjusted EBITDA also excludes interest income, interest expense and income taxes. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. Adjusted EBITDA further excludes the gain (or loss) on extinguishment and modification of debt and other income (expense), net, because none of these items are related to the primary business operations of Lumen.

There are material limitations to using Adjusted EBITDA as a financial measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from our calculations. Additionally, by excluding the above-listed items, Adjusted EBITDA may exclude items that investors believe are important components of our performance. Adjusted EBITDA and Adjusted EBITDA Margin (either with or without Special Items) should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income, all as disclosed in the Statements of Cash Flows. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, because it reflects the operational performance of Lumen and, measured over time, enables management and investors to monitor the underlying business’ growth pattern and ability to generate cash. Unlevered Cash Flow (either with or without Special Items) excludes cash used or received for acquisitions, divestitures and debt service and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Unlevered Cash Flow to measure our cash performance as it excludes certain material items that investors may believe are important components of our cash flows. Comparisons of our Unlevered Cash Flow to that of some of our competitors may be of limited usefulness. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable, accounts payable, payroll and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash, cash equivalents and restricted cash in the Consolidated Statements of Cash Flows.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the Statements of Cash Flows. Management believes that Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of our ability to generate cash to service our debt. Free Cash Flow excludes cash used or received for acquisitions, divestitures, principal repayments and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Free Cash Flow to measure our performance as it excludes certain material items that investors may believe are important components of our cash flows. Comparisons of our Free Cash Flow to that of some of our competitors may be of limited usefulness since until recently we did not pay a significant amount of income taxes due to net operating loss carryforwards, and therefore generated higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to interest expense, accounts receivable, accounts payable, payroll and capital expenditures. Free Cash Flow (either with or without Special Items) should not be used as a substitute for net change in cash, cash equivalents and restricted cash on the Consolidated Statements of Cash Flows.

Lumen Technologies, Inc.
Non-GAAP Special Items
(UNAUDITED)
($ in millions)
	Actual QTD		Actual YTD
Special Items Impacting Adjusted EBITDA	4Q25	4Q24	4Q25	4Q24
Severance	$6	11	18	130
Consumer and other litigation	(2)	3	50	2
Net loss on sale of business	—	—	—	17
Transaction and separation costs(1)	166	50	353	282
Modernization and simplification(2)	109	—	273	—
Other(3)	1	3	50	(6)
Real estate transactions	—	65	3	69
Total Special Items impacting Adjusted EBITDA	$280	132	747	494
	Actual QTD		Actual YTD
Special Items Impacting Net (Loss) Income	4Q25	4Q24	4Q25	4Q24
Severance	$6	11	18	130
Consumer and other litigation	(2)	3	50	2
Net loss on sale of business	—	—	—	17
Transaction and separation costs(1)	166	50	353	282
Modernization and simplification(2)	109	—	273	—
Other(3)	1	3	50	(6)
Real estate transactions	—	65	3	69
Goodwill impairment	—	—	628	—
Net loss (gain) on early retirement of debt(4)	74	(71)	740	(348)
Income from transition and separation services(5)	(42)	(50)	(156)	(157)
Gain on sale of investment	—	—	—	(205)
Total Special Items impacting Net (Loss) Income	312	11	1,959	(216)
Income tax effect of Special Items(6)	(81)	(3)	(346)	66
Total Special Items impacting Net (Loss) Income, net of tax	$231	8	1,613	(150)
	Actual QTD		Actual YTD
Special Items Impacting Cash Flows	4Q25	4Q24	4Q25	4Q24
Severance	$4	18	20	133
Consumer and other litigation	50	1	70	1
Transaction and separation costs(1)	111	56	181	254
Modernization and simplification(2)	177	—	539	—
Income from transition and separation services(5)	(25)	(22)	(140)	(104)
Total Special Items impacting Cash Flows	$317	53	670	284
(1) Reflects transaction and separation costs associated with (i) the Q2 2025 expense of $49 million for fees related to the voluntary relinquishment of our funding received under the FCC's Rural Digital Opportunity Fund, (ii) the recently completed sale of our Mass Markets fiber-to-the-home business, including approximately 95% of Quantum Fiber, in 11 states to AT&T, (iii) our 2022 and 2023 divestitures, (iv) our March 22, 2024 debt transaction support agreement and our September 24, 2024 exchange offer and (v) our evaluation of other potential transactions.

(2) Includes costs incurred related to network infrastructure, product portfolio, IT systems, and workforce modernization designed to deliver $1 billion annualized in cost savings on a run-rate basis exiting 2027.

(3) Includes primarily (i) the recognition of Q1 2024 previously deferred gain on sale of select CDN contracts in October 2023, based on the transfer of remaining customer contracts as of March 31, 2024 and (ii) the recognition of a loss on disposal of certain operating assets in Q2 2024 and Q1 2025.

(4) Reflects primarily net loss (gain) as a result of (i) cash tender offers and refinancing of certain debt instruments and credit facilities in Q4, Q3, Q2 and Q1 2025, (ii) repurchase of $75 million aggregate principal amount of outstanding debt in Q2 2024 and (iii) the debt transaction support agreement and resulting debt extinguishment in Q1 2024.

(5) Reflects income from transition, separation and IT professional services provided to the purchasers in connection with our divestitures.
(6) Tax effect calculated using the annualized effective statutory tax rate, excluding any non-recurring discrete items, which was 26.0% for Q4 2025, Q3 2025, Q2 2025 Q1 2025 and Q3 2024 and 30.0% for Q2 2024 and Q1 2024.

Lumen Technologies, Inc.
Non-GAAP Cash Flow Reconciliation
(UNAUDITED)
($ in millions)
	Actual QTD		Actual YTD
	4Q25	4Q24	4Q25	4Q24
Net cash provided by operating activities(1)	$562	688	4,738	4,333
Capital expenditures	(1,644)	(915)	(4,367)	(3,231)
Free Cash Flow(1)	(1,082)	(227)	371	1,102
Cash interest paid	235	368	1,219	1,245
Interest income	(12)	(29)	(72)	(119)
Unlevered Cash Flow(1)	$(859)	112	1,518	2,228

Free Cash Flow(1)	$(1,082)	(227)	371	1,102
Add back: Severance(2)	4	18	20	133
Add back: Consumer and other litigation(2)	50	1	70	1
Add back: Transaction and separation costs(2)	111	56	181	254
Add back: Modernization and Simplification(2)	177	—	539	—
Remove: Income from transition and separation services(2)	(25)	(22)	(140)	(104)
Free Cash Flow excluding cash Special Items(1)	$(765)	(174)	1,041	1,386

Unlevered Cash Flow(1)	$(859)	112	1,518	2,228
Add back: Severance(2)	4	18	20	133
Add back: Consumer and other litigation(2)	50	1	70	1
Add back: Transaction and separation costs(2)	111	56	181	254
Add back: Modernization and Simplification	177	—	539	—
Remove: Income from transition and separation services(2)	(25)	(22)	(140)	(104)
Unlevered Cash Flow excluding cash Special Items(1)	$(542)	165	2,188	2,512

(1) Includes the impact of (i) $170 million voluntary pension contribution in Q3 2024 and (ii) $700 million in cash tax refund received in Q1 2024.
(2) Refer to Non-GAAP Special Items table for details of the Special Items impacting cash included above.

Lumen Technologies, Inc.
Adjusted EBITDA Non-GAAP Reconciliation
(UNAUDITED)
($ in millions)
	Actual QTD		Actual YTD
	4Q25	4Q24	4Q25	4Q24
Net (loss) income	$(2)	85	(1,739)	(55)
Income tax benefit	(507)	(204)	(977)	(175)
Total other expense, net	309	273	1,904	690
Depreciation and amortization expense	674	758	2,749	2,956
Stock-based compensation expense	13	8	48	29
Goodwill impairment	—	—	628	—
Adjusted EBITDA	$487	920	2,613	3,445

Add back: Severance(1)	6	11	18	130
Add back: Consumer and other litigation(1)	(2)	3	50	2
Add back: Net loss on sale of business(1)	—	—	—	17
Add back: Transaction and separation costs(1)	166	50	353	282
Add back: Modernization and simplification(1)	109	—	273	—
Add back (remove): Other(1)	1	3	50	(6)
Add back: Real estate transaction costs(2)	—	65	3	69
Adjusted EBITDA excluding Special Items	$767	1,052	3,360	3,939

Net income (loss) excluding Special Items(1)	$229	93	(126)	(205)

Total revenue	$3,041	3,329	12,402	13,108

Net (loss) income margin	(0.1)%	2.6%	(14.0)%	(0.4)%
Net income (loss) margin, excluding special items	7.5%	2.8%	(1.0)%	(1.6)%
Adjusted EBITDA margin	16.0%	27.6%	21.1%	26.3%
Adjusted EBITDA margin excluding special items	25.2%	31.6%	27.1%	30.1%

(1) Refer to Non-GAAP Special Items table for details of the Special Items included above.

Outlook

To enhance the information in our outlook with respect to non-GAAP metrics, we are providing a range for certain GAAP measures that are components of the reconciliation of the non-GAAP metrics. The provision of these ranges is in no way meant to indicate that Lumen is explicitly or implicitly providing an outlook on those GAAP components of the reconciliation. In order to reconcile each non-GAAP financial metric to GAAP, Lumen has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While Lumen believes that it has used reasonable assumptions in connection with developing the outlook for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our outlook of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Lumen Technologies, Inc.
2026 OUTLOOK (1) (2) (3)
(UNAUDITED)
($ in millions)

Adjusted EBITDA Outlook
Twelve Months Ended December 31, 2026
	Range
	Low	High
Net loss	$(1,320)	(545)
Income tax expense	200	45
Total other expense, net	1,300	1,100
Depreciation and amortization expense	2,800	2,600
Stock-based compensation expense	120	100
Adjusted EBITDA	$3,100	3,300

Free Cash Flow Outlook
Twelve Months Ended December 31, 2026
	Range
	Low	High
Net cash provided by operating activities	$4,400	4,800
Capital expenditures	(3,200)	(3,400)
Free Cash Flow	$1,200	1,400

(1) For definitions of non-GAAP metrics and reconciliation to GAAP figures, see the above schedules and our Investor Relations website.
(2) Outlook measures in this chart (i) exclude the effects of Special Items, goodwill impairments, future changes in our operating or capital allocation plans, unforeseen changes in regulation, laws or litigation, and other unforeseen events or circumstances impacting our financial performance and (ii) speak only as of Feb 3, 2026. See “Forward-Looking Statements.”
(3) Reflects our expectation of receiving a $400 million refund from recent tax legislation in the first half of 2026 (which could be delayed by a prolonged shutdown of the U.S. government). Excludes the taxes related to the Fiber-to-the-Home divestiture.